Exhibit 5.2

[LETTERHEAD OF RICHARDS, LAYTON & FINGER, P.A.]

November 26, 2013

Daimler Trust Leasing LLC

Re:           Daimler Trust

Ladies and Gentlemen:

We have acted as special Delaware counsel to (i) Daimler Trust, a Delaware statutory trust (the “Daimler Trust”), in connection with the transactions contemplated by the Second Amended and Restated Trust Agreement, dated as of November 1, 2008, as amended by the Amendment to the Second Amended and Restated Trust Agreement, dated as of March 1, 2009 (as so amended, the “Daimler Trust Trust Agreement”), among Mercedes-Benz Financial Services USA LLC (formerly known as DCFS USA LLC), a Delaware limited liability company (“MBFS USA”), as titling trust administrator, Daimler Trust Holdings LLC, a Delaware limited liability company, as initial beneficiary, and BNY Mellon Trust of Delaware (formerly known as BNYM (Delaware)), a Delaware banking corporation, as trustee (the “Daimler Trustee”), and (ii) Mercedes-Benz Auto Lease Trust 2013-B, a Delaware statutory trust (the “Issuer”), in connection with the Trust Agreement, dated as of October 14, 2013, as amended and restated by the Amended and Restated Trust Agreement, dated as of November 1, 2013 (as amended and restated, the “Issuer Trust Agreement”), between Wilmington Trust, National Association, a national banking association, as owner trustee, and Daimler Trust Leasing LLC, a Delaware limited liability company, as transferor (the “Transferor”).  This opinion is being delivered pursuant to your request.  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in, or by reference in, (i) the Daimler Trust Trust Agreement or (ii) the Issuer Trust Agreement, except that reference herein to any document shall mean such document as in effect on the date hereof.

We have examined originals or copies of the following documents:

(a)	The Daimler Trust Trust Agreement;

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(b)
The 2013-B Exchange Note Supplement, dated as of November 1, 2013 (the “Exchange Note Supplement”), among the Daimler Trust, as borrower, MBFS USA, as lender and servicer, U.S. Bank Trust National Association, a national banking association ("U.S. Bank"), as administrative agent, Daimler Title Co., a Delaware corporation, as collateral agent, and U.S. Bank, as indenture trustee (the “Exchange Note Supplement”), a form of which is attached as an exhibit to the Amendment No. 2 to the Form S-3 Registration Statement filed by the Daimler Trust and the Transferor with the Securities and Exchange Commission (the “Registration Statement”);

(c)
The 2013-B Exchange Note made by the Daimler Trust, as borrower, on the date hereof in favor of MBFS USA, as 2013-B Exchange Noteholder (as defined therein) (the “Exchange Note”), a form of which is attached to the Exchange Note Supplement;

(d)	The instruction letter to the Daimler Trustee, dated November 26, 2013, directing the Daimler Trustee to execute the Exchange Note Supplement and Exchange Note on behalf of the Daimler Trust;

(e)
A certified copy of the Certificate of Trust of the Daimler Trust, which was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on June 18, 2007, as amended and restated by a Restated Certificate of Trust of the Daimler Trust, which was filed with the Secretary of State on July 12, 2007 (as so amended and restated, the “Daimler Trust Certificate of Trust”);

(f)	A Certificate of Good Standing for the Daimler Trust, dated November 26, 2013, obtained from the Secretary of State;

(g)	The Issuer Trust Agreement;

(h)	The Indenture;

(i)	The Notes issued by the Issuer on the date hereof (the “2013-B ABS Notes”);

(j)	A certified copy of the Certificate of Trust of the Issuer which was filed with the Secretary of State on October 14, 2013 (the “Issuer Certificate of Trust”); and

(k)	A Certificate of Good Standing for the Issuer, dated November 26, 2013, obtained from the Secretary of State.

Daimler Trust Leasing LLC
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For purposes of this opinion, we have not reviewed any document (other than the documents listed in paragraphs (a) through (k) above) that is referred to in or incorporated by reference into any document reviewed by us.  We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information expressly set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

Based upon the foregoing and upon an examination of such questions of law as we have deemed necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth herein, we advise you that, in our opinion:

1.   The Daimler Trust has been duly formed and is validly existing as a statutory trust and is in good standing under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq. (the “Act”).  The Daimler Trust has the power and authority under the Daimler Trust Trust Agreement and the Act to execute, deliver and perform its obligations under the Exchange Note and the execution, delivery and performance by the Daimler Trust of the Exchange Note has been duly authorized by the Daimler Trust.

2.   When the Exchange Note has been duly authorized by all necessary corporate action and trust action and has been duly executed and delivered against payment therefor as described in the Exchange Note Supplement and Registration Statement, it will constitute a legal, valid and binding obligation of the Daimler Trust, enforceable against the Daimler Trust, in accordance with its terms.

3.   The Issuer has been duly formed and is validly existing as a statutory trust and is in good standing under the Act and has the power and authority under the Issuer Trust Agreement and the Act to execute, deliver and perform its obligations under the 2013-B ABS Notes and the execution, delivery and performance by the Issuer of the 2013-B ABS Notes have been duly authorized by the Issuer.

The foregoing opinions are subject to the following exceptions, qualifications and assumptions:

A.   We are admitted to practice law in the State of Delaware and we do not hold ourselves out as being experts on the law of any other jurisdiction.  The foregoing opinions are limited to the laws of the State of Delaware currently in effect.  We express no opinion with respect to (i) federal laws and rules and regulations relating thereto, or (ii) state tax, insurance, securities or blue sky laws.

B.   We have assumed (i) except to the extent provided in paragraphs 1 and 3 above, the due organization, formation or creation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization, (ii) except to the extent provided in paragraphs 1 and 3 above, that each party has the power and authority to execute and deliver, and to perform its obligations

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under, the documents examined by us, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) that each of the Daimler Trust Trust Agreement, the Issuer Trust Agreement, the Daimler Trust Certificate of Trust and the Issuer Certificate of Trust has been duly authorized, executed and delivered by the parties thereto, (v) that the Daimler Trust Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including, without limitation, the creation, operation and termination of the Daimler Trust, and that the Daimler Trust Trust Agreement and the Daimler Trust Certificate of Trust are in full force and effect and have not been amended, (vi) that the Issuer Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including, without limitation, the creation, operation and termination of the Issuer, and that the Issuer Trust Agreement and the Issuer Certificate of Trust are in full force and effect and have not been amended, (vii) that the application of Delaware law to the Exchange Note would not be contrary to a fundamental policy of a jurisdiction (other than the State of Delaware) which (A) would be the jurisdiction of applicable law in the absence of an effective choice of law, and (B) has a materially greater interest than the State of Delaware in the determination of a particular issue relating to the Exchange Note, (viii) that the transactions described in, and relating to, the Exchange Note have a substantial, reasonable and material relationship with the State of Delaware, and (ix) that any rate of interest set forth in the Exchange Note is not greatly in excess of the rate permitted by the general law of the jurisdiction that has the most significant relationship to the transactions contemplated by the Exchange Note.

C.   The foregoing opinion regarding enforceability is subject to (i) applicable bankruptcy, insolvency, liquidation, moratorium, receivership, reorganization, fraudulent transfer and similar laws relating to and affecting the rights and remedies of creditors generally, (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), (iii) applicable public policy with respect to the enforceability of provisions relating to indemnification, exculpation or contribution, and (iv) judicial imposition of an implied covenant of good faith and fair dealing.

D.   We express no opinion with respect to (i) provisions of a document reviewed by us to the extent that such provisions purport to bind a person or entity that is not a party to such document, (ii) transfer restrictions in a document reviewed by us to the extent that a transfer occurs by operation of law, (iii) the enforceability of any provision in the Exchange Note purporting to prohibit, restrict or condition the assignment of the Exchange Note, to the extent that any such provision may be limited by the operation of Sections 9-401, 9-406 or 9-408 of the Uniform Commercial Code as in effect in the State of Delaware (the “Delaware UCC”), (iv) any provision of the Exchange Note that permits, by implication or otherwise, the collection of attorneys' fees in excess of the limitation of 10 Del. C. § 3912, which statutory limitation permits reasonable attorneys' fees not to exceed twenty percent (20%) of the amounts adjudged as principal and interest, (v) purported waivers of any statutory or other rights, court rules and defenses to obligations where such waivers (A) are against public policy or (B) constitute waivers of rights which by law, regulation or judicial decision may not otherwise be waived, (vi) any right or obligation to the extent that the same may be varied by course of dealing or

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performance, or (vii) whether the Exchange Note is a “security” as defined in Section 8-102(a)(15) of the Delaware UCC.

E.   With respect to all documents examined by us, we have assumed that (i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, (iii) all documents submitted to us as copies conform with the original copies of those documents, (iv) the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinions expressed herein, and (v) in connection with the documents of which we have received a form, that all blanks contained in such documents have been properly and appropriately completed, and optional provisions included in such documents have been properly and appropriately selected.

F.   We have not participated in the preparation of any offering materials with respect to the Issuer or the Daimler Trust and assume no responsibility for their contents.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.  We hereby consent to the use of our name under the heading “Legal Opinions” in the Prospectus forming a part of the Registration Statement.  In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

TJH/SXL/LMD